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                INPHYNET MEDICAL MANAGEMENT INC. AND SUBSIDIARIES
          EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER-SHARE EARNINGS
                      (IN THOUSANDS, EXCEPT PER-SHARE DATA)


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                                                 THREE MONTHS ENDED          NINE MONTHS ENDED
                                                    SEPTEMBER 30,               SEPTEMBER 30,
                                                -----------------            ----------------
                                                  1996       1995             1996      1995
PRIMARY AND FULLY DILUTED

Weighted average shares outstanding              15,798    14,640            15,762    14,601


Effect of dilutive stock options based on the
  treasury stock method                             168       386               265       307
                                                -------   -------           -------   -------

Total weighted average shares outstanding        15,966    15,026            16,027    14,908
                                                =======   =======           =======   =======



Net income                                      $ 4,617   $ 1,208           $11,857   $ 7,200
                                                =======   =======           =======   =======


Net income per share                            $  0.29   $  0.08           $  0.74   $  0.48
                                                =======   =======           =======   =======

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